Exhibit 10.3

WEBSITE PROS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered, as of June 26, 2007, by and between Vikas Rijsinghani (“Executive”) and Website Pros, Inc. (the “Company”), a Delaware corporation.

1.             Employment by the Company.

1.1          Contingent on Transaction.  The effective date of the employment terms in this Agreement (“Effective Date”) shall be the Closing Date as defined in that certain Agreement and Plan of Merger and Reorganization (“Merger Agreement”) entered into as of June 26, 2007, by and among:  the Company; Augusta Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company; and Web.com, Inc., a Minnesota corporation (“Augusta”).  If the transactions contemplated in the Merger Agreement (resulting in the “Merger”) do not close and the Merger Agreement is terminated, this Agreement shall have no effect, and neither the Company nor Executive shall have obligations hereunder.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

1.2          Title and Responsibilities.  Subject to the terms set forth herein, Executive will be employed as the Company’s Chief Technical Officer.  Executive will serve in an executive capacity and shall report to the Company’s Chief Executive Officer.  Executive shall perform the duties of his executive position as required by the Chief Executive Officer and the Company’s Board of Directors (the “Board”).  During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

1.3          Office Location.  Executive’s primary work location shall be the Company’s corporate headquarters in Jacksonville, Florida.  In addition, Executive shall be required to travel, including internationally, for the purpose of conducting Company business.  Executive acknowledges that nothing in this Section constitutes “Good Reason” for resignation, as defined below.

1.4          At-Will Employment.  Executive’s relationship with the Company is at-will.  The Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause (as defined in Section 4.1(a)), and with or without advance notice.  In addition, the Company retains the discretion to modify the terms of Executive’s employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time.  Executive’s at-will employment relationship may only be changed in a written agreement approved by the Board and signed by Executive and a duly authorized officer of the Company.

1.5          Company Employment Policies.  The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2.             Compensation.

2.1          Salary.  Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $180,000, payable on the Company’s standard payroll dates.  Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board (the “Committee”).

2.2          Stock Options.

(a)           Executive will be eligible to receive awards of equity compensation pursuant to the Company’s 2005 Equity Incentive Plan (together with any successor plan thereto, the “Company Plan”) from time to time as determined in the sole discretion of the Company’s Board (or duly authorized committee thereof).

(b)           As an inducement to the Company to enter into this Agreement, Executive agrees that he will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, 65,000 of the shares (on an as converted basis, pursuant to the Merger Agreement) of Augusta common stock and Company common stock that Executive may acquire, from time to time, pursuant to the exercise of stock options granted by Augusta and the Company, from the date this Agreement is entered into until the earliest of (i) the first anniversary of the Effective Date, (ii) the effective date of a Change of Control of the Company and (iii) the Release Date (as defined below) (such period measured from the date hereof, the “Restriction Period”); provided, however, that nothing contained in this Section 2.2(b) will prevent the exercise of a repurchase option, if any, in favor of Augusta and/or the Company during the Restriction Period.  Executive further agrees to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company and/or Augusta, as applicable, may impose stop-transfer instructions with respect to Executive’s affected shares until the end of the Restriction Period.

2.3          Target Bonus.  Subject to annual review by the Committee, Executive will be eligible to earn a target annual bonus of up to forty percent (40%) of Executive’s base salary (the “Target Bonus”).  Whether Executive earns a Target Bonus, and if so, in what amount, shall be determined solely by the Company in its discretion.  Executive must remain an active employee through the time the Compensation Committee of the Board recommends bonus amounts for executives of the Company in order to earn any bonus.  Executive will not earn any bonus if his employment terminates for any reason before the Compensation Committee of the Board has recommended a bonus for such Executive, except as expressly set forth herein.  No prorated bonus can be earned.

2.4          Standard Company Benefits.  Executive will be entitled to participate in the Company’s employee benefits and compensation plans which may be in effect from time to time and provided by the Company to its executives, under the terms and conditions of such benefit and compensation plans.  With respect to eligibility for participation and accrual of paid time off, Executive will receive credit for his years of service with Augusta.

2.5          Executive Severance Benefit Plan.  Executive acknowledges and agrees that he will not be an “Eligible Employee” under the Company’s Executive Severance Benefit Plan until the Merger Anniversary (as defined below).  Upon a termination of employment, Executive’s rights to receive any severance pay or post-termination benefit continuation will be only as set forth in this Agreement and as otherwise required by applicable law.

2.6          Relocation.  Unless otherwise agreed to by the Company, Executive agrees to relocate his family residence to the Jacksonville, Florida area within six (6) months of the Effective Date (the “Relocation”, which shall be considered effective upon Executive’s purchase of a residence in or near Jacksonville).  Provided that the Relocation becomes effective within six (6) months after the Effective Date and in consideration for Executive’s obligations hereunder, Executive shall be entitled to: (a) relocation payments and benefits reasonably incurred by Executive in accordance with Augusta’s Relocation Policy (as in effect on June 1, 2007, subject to modification by mutual agreement between Executive and the Company), and (b) payment of a special one-time relocation bonus of $90,000, subject to applicable tax withholding (the “Relocation Bonus”), within fifteen (15) days following the effective date of the Relocation.  The Relocation Bonus will be subject to vesting over the twelve- (12-) month period following the effective date of the Relocation (the “Relocation Period”).  If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason (other than a termination as a result of death or disability) during the Relocation Period, Executive agrees to repay the Company, within fifteen (15) days after Executive’s termination, that amount of the Relocation Bonus that was not earned, as pro-rated based on the remaining Relocation Period.  If Executive’s employment is terminated during the Relocation Period either by the Company without Cause or as a result of death or disability or by Executive with Good Reason, and provided that if Executive is not deceased, Executive must execute (and not revoke) the Release described in Section 5 below, and provided further that Executive remains in full compliance with his obligations to the Company pursuant to Section 3 below during the Relocation Period, Executive will be deemed to have fully vested in the Relocation Bonus; provided, however, that the gross amount of the Relocation Bonus will be offset against, and reduced on a dollar-for-dollar basis, the amount of the Applicable Severance Benefits (as defined below), if any, owed by the Company to Executive pursuant to Section 4 below.  By entering into this Agreement, Executive expressly consents to the

Relocation and further acknowledges and agrees that the Relocation is not an event giving rise to Good Reason (as defined below) for his resignation from employment.

3.             Confidential Information.  As a condition of his employment, Executive must execute and comply with the Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the “Confidential Information Agreement”) and the Noncompetition Agreement attached hereto as Exhibit B (the “Noncompetition Agreement”).

4.             Termination Of Employment; Change of Control

4.1          Termination With Cause.

(a)           Definition of Cause.  For purposes of this Agreement, “Cause” shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) perpetration of a material fraud or act of dishonesty against the Company; (iii) persistent, willful and material breach of the Executive’s duties that has not been cured within thirty (30) days after written notice from the Board or the Committee of such breach; or (iv) material breach of this Agreement, the Confidential Information Agreement, or the Noncompetition Agreement that has not been cured within thirty (30) days after written notice from the Board or the Committee, or has caused irreparable damage incapable of cure.

(b)           Termination for Cause. If the Company terminates Executive’s employment at any time for Cause, Executive’s salary shall cease on the date of termination, and Executive will not be entitled to any Applicable Severance Benefits (as defined below), severance pay, pay in lieu of notice or any other such compensation, any accelerated vesting of any stock, options or other stock awards, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.

(c)           Termination Without Cause.

(i)            Termination Prior to Merger Anniversary.  If the Company terminates Executive’s employment at any time without Cause prior to the first anniversary of the Effective Date (such anniversary date, the “Merger Anniversary”), Executive shall be eligible for the following severance benefits (the “Initial Severance Benefits”): (x) the Company shall make a lump sum severance payment to Executive in an amount equal to twelve (12) months of Executive’s then-current base salary, subject to withholdings and deductions, (y) each then-outstanding, unvested equity award held by Executive shall become fully vested (and exercisable, as applicable) as to all of the shares subject to such award, and (z) if Executive timely elects COBRA health insurance coverage, the Company will reimburse Executive’s COBRA premiums for six (6) months following the date his employment terminates or until such earlier date as he becomes eligible for health insurance coverage from another source (provided that Executive must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within six (6) months after the termination).  Executive shall not be entitled to the Initial Severance Benefits unless and until the Release requirements set forth in Section 5 of this Agreement are satisfied.

(ii)           Termination On or Following Merger Anniversary. If the Company terminates Executive’s employment at any time without Cause on or after the Merger Anniversary, Executive shall be eligible for severance benefits as provided under the Company’s Executive Severance Benefit Plan in accordance with the terms of such plan at the time of termination (the “Subsequent Severance Benefits”).

4.2          Resignation With or Without Good Reason.

(a)           Definition of Good Reason.  For purposes of this Agreement, a Resignation for “Good Reason” shall mean Executive resigns from all positions he then-holds with the Company and its affiliates if (i) (A) the Company makes a material adverse change in the Executive’s position causing such position to be of materially reduced stature or responsibility, (B) there is a material reduction of the Executive’s base salary and/or Target Bonus percentage, provided that fluctuation in actual Target Bonus amounts earned and paid will not constitute Good Reason, or (C) the Executive is required to relocate his primary work location to a facility or location that would increase the Executive’s one way commute distance by more than twenty (20) miles from the Executive’s primary work location immediately prior to the termination (provided that in all cases, neither the Relocation nor the initial assignment to Jacksonville, Florida constitutes Good Reason), (ii) Executive provides written notice to the Company’s General Counsel within the 60-day period immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) Executive’s resignation is effective not later than ninety (90) days after the expiration of such thirty (30) day cure period.

(b)           Executive’s Resignation.  Executive may resign from his employment with the Company at any time, with or without advance notice, and with or without Good Reason (as defined above).

(c)           Executive’s Resignation Without Good Reason.  In the event that Executive resigns his employment without Good Reason, Executive will not be entitled to the Applicable Severance Benefits, severance pay, pay in lieu of notice or any other such compensation, any accelerated vesting of stock, options or other stock awards, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.  Executive’s death or disability will be treated as Executive’s resignation without Good Reason.

(d)           Executive’s Resignation for Good Reason.  Executive may resign his employment for Good Reason so long as Executive tenders his resignation in writing to the Company in accordance with the time frames set forth in Section 4.2(a) above. In the event that Executive resigns his employment for Good Reason (i) Executive will be eligible to receive the Initial Severance Benefits if the resignation is effective prior to the Merger Anniversary, and (ii) Executive will be eligible to receive the Subsequent Severance Benefits if the resignation is effective on or after the Merger Anniversary; provided, however, that in either situation, Executive’s obligation to sign and provide an effective general release of claims, in a form acceptable to the Company, has been satisfied.

4.3          Change of Control.

(a)           Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean any of the following: (i) a sale, lease or other disposition in one transaction or a series of transactions, of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity or if the Company is the surviving entity, as a result of which the shares of the Company’s capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of the Company’s outstanding shares of capital stock immediately before such transaction own more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity immediately after the transaction, (iii) the Company’s stockholders approve a plan or proposal to liquidate or dissolve the Company or (iv) a person or group hereafter acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder).  Executive acknowledges and agrees that the Merger is not a Change of Control for purposes of this Agreement.

(b)           Change of Control Acceleration; Severance.

(i)            If the Company undergoes a Change of Control, then the vesting of each equity award held by Executive immediately prior to such Change of Control transaction shall accelerate only as provided in the applicable stock plan governing the equity award, and, if applicable, the terms of the Company’s Executive Severance Benefit Plan (the “Change of Control Acceleration”).

(ii)           If following the effective date of a Change of Control either (x) the Company (or its successor) terminates Executive’s employment without Cause, or (y) Executive resigns with Good Reason, then Executive shall be eligible to receive either the Initial Severance Benefits or the Subsequent Severance Benefits (as determined based on the effective date of Executive’s termination of employment; such applicable benefits, the “Applicable Severance Benefits”); provided, however, that in either situation, Executive’s obligation to sign and provide an effective general release of claims, in a form acceptable to the Company, has been satisfied.

4.4          Cessation of Severance Benefits.  If Executive violates this Agreement, the Confidential Information Agreement, or the Noncompetition Agreement, then Executive’s eligibility for and entitlement to receive the Applicable Severance Benefits, Change of Control Acceleration, and all other benefits being provided to

Executive by the Company will cease immediately, and Executive will not be entitled to any further compensation and benefits from the Company, the Company will have no further obligation to provide any such compensation or benefits, and to the extent Executive has already received Applicable Severance Benefits and/or Change in Control Acceleration under this Agreement in connection with Executive’s termination, all such benefits will be forfeited and Executive shall be required to immediately return any cash payments made pursuant to such benefits.

4.5          Application of Internal Revenue Code Section 409A. If the Company (or, if applicable, the successor entity thereto) determines that the termination payments and benefits provided under this Agreement (the “Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and Executive is a “specified employee” of the Company or any successor entity thereto at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Payments shall be delayed as follows:  on the earliest to occur of (i) the date that is six months and one day after the termination date, (ii) the date of Executive’s death, or (iii) such earlier date, as reasonably determined in good faith by the Company (or any successor entity thereto), as would not result in any of the Payments being subject to adverse personal tax consequences under Section 409A (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date (including reimbursement for any premiums paid by Executive for health insurance coverage under COBRA) if the commencement of the payment of the Payments had not been delayed pursuant to this Section 4.5 and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth above.  Notwithstanding the foregoing, it is intended that (1) each installment of the Payments provided under Sections 4.1(c), 4.2(d) and 4.3(b)(ii) is a separate “payment” for purposes of Section 409A, (2) all Payments provided under Sections 4.1(c)(i)(x) and (z), 4.1(c)(ii) and the identical amounts referenced in Sections 4.2(d) and 4.3(b)(ii) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), (3) the Payments constituting accelerated vesting provided under Sections 4.1(c), 4.2(d) and 4.3(b) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(5)(i)(A) and (ii), and (4) the Payments provided under Sections 4.1(c)(i)(y) and 4.1(c)(ii) and the identical amounts referenced in Sections 4.2(d) and 4.3(b)(ii) also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(v).

4.6          Certain Offsets.  The Company shall reduce Executive’s Applicable Severance Benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company that become payable in connection with Executive’s termination of employment, including but not limited to any payments that are owed pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or (ii) any Company policy or practice providing for Executive to remain on the payroll for a limited period of time after being given notice of the termination of Executive’s employment.  The termination payments and benefits provided under this Agreement are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of Executive’s termination of employment.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.  If Executive is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

4.7          Excess Parachute Payments.

(a)           If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive has received in connection with an acquisition of Executive’s previous employer, or would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be equal to the Reduced Amount.  The “Reduced Amount” shall be the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax.  If a reduction in payments or benefits constituting the Payments is necessary so that the Payments equal the Reduced Amount, (i) Executive shall have no right to any portion of the Payments except those included in the Reduced Amount, and (ii) reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payments occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

(b)           The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall make all determinations required to be made under this Section 4.7.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)           The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to any Payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  If the independent registered public accounting firm determines that no Excise Tax is payable with respect to any Payments, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payments.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(d)           As a result of this Section 4.7, Executive hereby acknowledges and understands that some or all of the following payments and benefits may be subject to cancellation and forfeiture: (i) amounts paid for the Relocation under Section 2.6, (ii) Initial Severance Benefits, and (iii) Subsequent Severance Benefits.

5.             RELEASE.  As a condition of receiving either the Applicable Severance Benefits and the Change of Control Acceleration under this Agreement, to which Executive would not otherwise be entitled, Executive shall execute, and allow to become effective, a release substantially in the form attached hereto as EXHIBIT C (the “Release”) (the Company shall determine the actual form of Release to be provided by Executive).  Unless the Release is timely executed by Executive, delivered to the Company, and becomes effective after the termination of Executive’s employment with the Company (the date on which the Release becomes effective, the “Release Date”), Executive shall not receive any of the Applicable Severance Benefits or the Change of Control Acceleration provided for under this Agreement.  Any lump sum severance benefits owed to Executive shall be paid within ten (10) business days following the Release Date, but in no event later than March 15 of the year following the year in which termination occurs.

6.             GENERAL PROVISIONS.

6.1          Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by either party by written notice).

6.2          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

6.3          Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4          Entire Agreement.  This Agreement, including its exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof.  As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promises, representations, written or otherwise, between Executive and the Company or its predecessors with regard to this subject matter.  This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.

6.5          Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.  Signatures transmitted via facsimile shall be deemed the equivalent of originals.

6.6          Headings and Construction.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.  For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

6.7          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

6.8          Attorney Fees.  If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

6.9          Arbitration.  To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Duval County, Florida and conducted by

JAMS, Inc. (“JAMS”), under its then-applicable Rules and Procedures.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.  Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.  Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

6.10        Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of Florida without regard to conflicts of laws principles.

6.11        Exhibits.

Exhibit A – Proprietary Information and Inventions Agreement

Exhibit B – Noncompetition Agreement

Exhibit C – Release Agreement

IN WITNESS WHEREOF, the parties have executed this EMPLOYMENT AGREEMENT effective as of the day and year first written above.

Website Pros, Inc.

By:	/s/ David L. Brown
David L. Brown
Chief Executive Officer

Vikas Rijsinghani

/s/ Vikas Rijsinghani

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

NONCOMPETITION AGREEMENT

EXHIBIT C

RELEASE AGREEMENT

I understand that my employment with WEBSITE PROS, INC. (the “Company”) terminated effective                     , 200   (the “Separation Date”).  The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide me certain Severance Benefits pursuant to the terms of the Employment Agreement (the “Agreement”) entered into and as of June 26, 2007, between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such Severance Benefits unless I sign this Release and allow it to become effective.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the Severance Benefits I am receiving under the Agreement, I hereby generally and completely release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to or on the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement or otherwise, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options.  Excluded from this Release are any claims which cannot be waived by law.  I am waiving, however, my right to any monetary recovery should any agency, such as the EEOC, pursue any claims on my behalf.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after the date that I sign this

2

Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days within which to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date that I sign this Release to revoke the Release by providing written notice of revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Understood and Agreed:

Vikas Rijsinghani

Dated:

3